Exhibit 99.1

Yangtze River Development Ltd. Secures $1B

Financing and Construction Partner to Complete

the Development of the Wuhan Newport Project

NEW YORK, NY and WUHAN, CHINA / October 6, 2016 / Yangtze River Development Ltd., (OTC: YERR) (the “Company”), an infrastructural development company with a focus on the development of a large-scale port in Wuhan, China, today announced that the Company has secured financing of US$1 billion for the completion of the port project with Armada Enterprises GP, LLC, a Delaware limited liability company (“Armada”). In addition, the Company will engage an Armada subsidiary, Wight International Construction LLC, a Delaware limited liability company (“Wight”), as its construction partner to complete the Wuhan port project.

“Securing the funding and a construction partner for the completion of the Wuhan Newport Project is a significant milestone for our Company,” said Xiangyao Liu, CEO of Yangtze River Development Ltd. “With the funds in place from a respected partner, we can now continue to advance and execute on our plans.”

Under the terms of the Agreement, the Company agreed to issue to Wight, a convertible promissory note in the amount of US$500 million that may be convertible into 50 million shares of the Company’s common stock. The Company also agreed to contribute 60 million shares of the Company’s common stock, valued at $8.33 per share, to Armada, 50 million of which will be issued upon closing (the “Contribution Shares”). The remaining 10 million shares will be reserved with Company’s transfer agent (the “Reserve Shares”) and will be issued subject to Armada’s fulfillment of its obligation to procure $1 billion in construction financing for the Wuhan Project. As a result of this Agreement, the Company may issue up to 110 million shares of Common Stock at an average price of $9.09 per share.

In consideration of the Company’s convertible promissory note, Contribution Shares and Reserve Shares, Wight has agreed to issue the Company 100 million membership units in Wight, valued at a minimum of $10 per unit, for an aggregate value of $1 billion. The membership units would convert to limited partnership units in Armada Enterprise LP, upon Armada’s contribution of Wight to Armada LP. Armada has also agreed to pay the Company a non-refundable $2 million fee to be held by the Company in escrow as a break-up fee in the event that Armada does not obtain a minimum of US$50 million financing. The Break-up Fee will become a working capital fund for the Company and the Wuhan Project if Armada obtains the minimum financing.

To date the Company has invested over $300 million into the Wuhan Newport infrastructure project, and has completed over 140,000 square meters of footprint of commercial buildings. Wuhan Newport is a large infrastructure development project implemented under China’s latest “One Belt One Road” initiative and is believed to be strategically positioned in the anticipated “Free Trade Zone” of the Wuhan Port, a crucial trading window between China, the Middle East and Europe. The project will include commercial buildings, professional logistic supply chain centers, direct access to the Yangtze River, Wuhan-Xinjiang-Europe Railway and ground transportation, storage and processing centers, and IT supporting services, among others.

ABOUT YANGTZE RIVER DEVELOPMENT LTD.:

Yangtze River Development Limited primarily engages in the business of real estate development with a port logistic project located in the middle reaches of the Yangtze River. Wuhan Newport is a large infrastructure development project implemented under China’s latest “One Belt One Road” initiative and is believed to be strategically positioned in the anticipated “Free Trade Zone” of the Wuhan Port, a crucial trading window between China, the Middle East and Europe. To be fully developed upon completion of three phases, within the logistics center, there will be six operating zones, including port operation area, warehouse and distribution area, cold chain logistics area, rail cargo loading area, exhibition area and residential community. The logistics center is also expected to provide a number of shipping berths for cargo ships of various sizes. Wuhan Newport is expected to provide domestic and foreign businesses a direct access to the anticipated Free Trade Zone in Wuhan. The project will include commercial buildings, professional logistic supply chain centers, direct access to the Yangtze River, Wuhan-Xinjiang-Europe Railway and ground transportation, storage and processing centers, IT supporting services, among others.

For additional information please go to: http://www.yerr.com.cn

FORWARD-LOOKING STATEMENTS:

This document includes “forward-looking” statements, as that term is defined in the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases. Forward-looking statements are any statements other than statements of historical fact, including statements regarding Company’s expectations, beliefs, hopes, intentions or strategies regarding the future. Among other things, these forward-looking statements may include statements regarding the change of Company’s plan of operation, future opportunities as a result of the matter referenced in the above statements; and any other statements regarding Company’s future beliefs, expectations, plans, intentions, financial condition or performance. In some cases, forward-looking statements can be identified by the use of words such as “may,” “will,” “expects,” “should,” “believes,” “plans,” “anticipates,” “estimates,” “predicts,” “potential,” “continue,” or other words of similar meaning. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in, or implied by, the forward-looking statements. Factors that might cause such a difference include, but are not limited to, general economic conditions, our financial and business prospects, our capital requirements, our financing prospects, our relationships with employees, and our ability to realize the anticipated benefits of such transaction, and those disclosed as risks in other reports filed by us with the Securities and Exchange Commission, including those described in our most recently filed Annual Report on Form 10-K and subsequent amendment on Form 10-K/A, current report on Form 8-K, and other filings with the SEC.

We caution readers that any such statements are based on currently available operational, financial and competitive information, and they should not place undue reliance on these forward-looking statements, which reflect management’s opinion only as of the date on which they were made. Except as required by law, we disclaim any obligation to review or update these forward-looking statements to reflect events or circumstances as they occur.

CONTACT:

James Coleman
Executive Director
jcoleman@yerr.com.cn
646-861-3315